                                                               EXHIBIT EX-99.D.9

                             SUB-ADVISORY AGREEMENT

     THIS SUB-ADVISORY AGREEMENT is made as of the 31st day of March, 2005 ("Contract"), among Hillview Investment Trust II, a Delaware statutory trust ("Trust"), Hillview Capital Advisors, LLC ("Adviser"), a limited liability company organized under the laws of the State of Delaware and Century Capital Management LLC, a limited liability company organized under the laws of the State of Delaware ("Sub-Adviser").

     WHEREAS, the Adviser has entered into an Interim Investment Management Contract dated March 31, 2005 ("Management Agreement") with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and anticipates entering into a final investment management agreement with the Trust upon shareholder approval of such agreement on or before August 26, 2005; and

     WHEREAS, the Hillview Alpha Fund ("Fund") is a series of the Trust; and

     WHEREAS, under the Management Agreement, the Adviser has agreed to provide certain investment advisory and administrative services to the Fund; and

     WHEREAS, the Adviser is authorized under the Management Agreement to delegate its investment advisory responsibilities to one or more persons or companies; and

     WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Trust, Adviser and the Sub-Adviser agree as follows:

     1. Appointment. The Trust hereby appoints and employs the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "Fund Account"). The Sub-Adviser's responsibility for providing portfolio management services to the Fund shall be limited to the Fund Account. The Adviser may, from time to time, make additions to and withdrawals, including cash and cash equivalents, from the Fund Account.

     2. Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     3. Duties as Sub-Adviser.

     (a) Subject to the supervision and direction of the Trust's Board of Trustees ("Board") and of the Adviser, and all written guidelines adopted by the Trust or the Adviser that are provided to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program with respect to the Fund Account, including investment research and management for all securities and investments and cash equivalents in the Fund Account. The Sub-Adviser will determine from time to time what investments in the Fund Account will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Adviser will provide services under this Contract in accordance with the Fund's investment objective, policies and restrictions and the description of its investment strategy and style, all as stated in the Trust's registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement") of which the Sub-Adviser has notice. The Sub-Adviser shall not consult with any other sub-adviser of the Fund concerning transactions for the Fund in securities or other assets.

     (b) The Sub-Adviser is authorized to select the brokers (including dealers) to execute transactions for the Fund Account. The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution; provided that, on behalf of the Fund, the Sub-Adviser may, in its discretion, use brokers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 3(c) hereof) who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission (which may be a mark-up or mark down in certain circumstances) than may be charged by other brokers, subject to the Sub-Adviser's determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. The Adviser recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

     (c) The Sub-Adviser will not execute, without the prior written approval of the Adviser, any portfolio transactions for the Fund Account with a broker which is (i) an affiliated person of the Trust, including the Adviser or any Sub-Adviser for any Fund of the Trust; (ii) a principal underwriter of the Fund's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Adviser agrees that it will provide the Sub-Adviser with a list of such brokers and dealers and will, from time to time, update such list as necessary.

     (d) The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Adviser on behalf of the Fund, and will furnish the Board and the Adviser with such periodic and special reports as the Board or the Adviser reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust.

     (e) All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the Adviser or any other designated agent of the Fund all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication to the Custodian via DTC is acceptable. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Sub-Adviser to communicate it to the Adviser if the Custodian fails to confirm in writing proper execution of the instructions.

     (f) At such times as shall be reasonably requested by the Board or the Adviser, the Sub-Adviser will provide the Board and the Adviser with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Fund Account and make available to the Board and Adviser any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers generally.

     (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all portfolio securities and will use its reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

     4. Further Duties. In all matters relating to the performance of this Contract, the Sub-Adviser will act in conformity with the Trust's Declaration of Trust, By-Laws and Registration Statement of which it has received notice and with the written instructions and written directions of the Board and the Adviser; and will comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act") and the rules under each, and all other federal and state laws and regulations applicable to the Trust and the Fund. The Adviser agrees to provide to the Sub-Adviser copies of the Trust's Declaration of Trust, By-Laws, Registration Statement, written instructions and directions of the Board and the Adviser, and any amendments or supplements to any of these materials as soon as practicable after such materials become available.

     5. Proxies. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Sub-Adviser, the Adviser shall provide the Sub-Adviser with its or the Trust's recommendations as to the voting of such proxies. The Adviser shall forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials.

     6. Expenses. During the term of this Contract, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Contract other than the cost of securities (including brokerage commissions, transactional fees and taxes, if any) purchased for the Fund. The Fund shall be responsible for its expenses.

     7. Compensation. The compensation of the Sub-Adviser for its services under this Contract shall be calculated and paid by the Trust in accordance with the attached Schedule A.

     8. Limitation of Liability. Notwithstanding any other provision of this Contract, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust, its shareholders or by the Adviser in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

     9. Indemnification.

     (a) The Adviser and the Trust shall indemnify the Sub-Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses") as they are incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser or Trust under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence of the Sub-Adviser or the Sub-Adviser's breach of fiduciary duty to the Adviser or the Trust.

     (b) The Sub-Adviser shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses") as they are incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence of the Adviser or the Adviser's breach of fiduciary duty to the Sub-Adviser.

     (c) The Sub-Adviser shall indemnify the Trust or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses") as they are incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence of the Trust or the Trust's breach of fiduciary duty to the Sub-Adviser.

     10. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

     (a) Each of the Adviser and the Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund Account as contemplated hereby.

     (b) The Trust will deliver to the Sub-Adviser a true and complete copy of the Trust's Registration Statement as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Contract.

     (c) The Trust is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Trust by applicable law and regulations.

     11. Representations of Adviser. The Adviser represents, warrants and agrees that:

     (a) The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

     (b) The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

     12. Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

     (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Contract remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Contract; (iii) has met and will seek to continue to meet for so long as this Contract remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Contract; (iv) has the authority to enter into and perform the services contemplated by this Contract; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

     (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Contract is in effect, the president, Chief Operating Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

     (c) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Contract is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

     (d) The Sub-Adviser will notify the Trust and the Adviser of any change of control of the Sub-Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund Account or senior management of the Sub-Adviser, in each case prior to, or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of such change in control.

     (e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

     (f) The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, which will not be unreasonably withheld. However, the Sub-Adviser may use the performance of the Fund Account in its composite performance and may use the name of the Fund in client lists that do not characterize the Fund other than as a registered investment company.

     13. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing among the Sub-Adviser, the Fund and the Adviser.

     14. Confidentiality. Subject to the duty of the Sub-Adviser and the Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Fund in respect thereof. Unless such use is required by law, the Adviser and the Trust may not use the Sub-Adviser's name, investment performance information, other descriptive biographical information about the Sub-Adviser or its personnel, or other pertinent information regarding the Sub-Adviser in offering documents for the Fund, and in marketing or advertising materials relating to the Fund, the Trust or the Adviser, without consent of the Sub-Adviser, which will not be unreasonably withheld.

     15. Duration and Termination.

     (a) This Contract shall become effective upon the date first above written, provided that this Contract shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Adviser shall provide Sub-Adviser with verification that such approval has occurred.

     (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually: (i) by a vote of a majority of those trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund. Adviser shall provide Sub-Adviser with verification that such approvals have occurred.

     (c) Notwithstanding the foregoing, this Contract may be terminated by any party hereto at any time, without the payment of any penalty, immediately upon written notice to the other parties hereto in the event of material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach; or otherwise, by any party upon thirty (30) days written notice to the other parties hereto. The Contract may also be terminated immediately if, in the reasonable judgment of the Trust or the Adviser, the Sub-Adviser becomes unable to discharge its duties and obligations under this Contract, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. This Contract will terminate automatically in the event of its assignment or upon termination of any future investment management agreement entered into between the Adviser and the Trust as it relates to the Fund. This Contract shall not terminate upon termination of the Management Agreement defined herein.

     16. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No amendment of this Contract shall be effective until approved by a vote of a majority of those trustees of the Trust who are not parties to this Contract or interested persons of any such party.

     17. Trust and Shareholder Liability. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the trustees or any individual trustee of the Trust.

     18. Governing Law. This Contract shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

     19. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Contract and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Contract may be signed in counterpart.

     20. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Contract will be delivered by personal service, by postage mail - return receipt requested or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to the attention of Joseph Bracken. All notices provided to the Sub-Adviser will be sent to the attention of Steve Alfano.

                     [rest of page left intentionally blank]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                        HILLVIEW INVESTMENT TRUST II
                                        on behalf of
                                        HILLVIEW ALPHA FUND

                                        700 The Times Building
                                        Ardmore, Pennsylvania 19003

Attest:


By: /s/ Joseph A. Bracken               By: /s/ David M. Spungen
    ---------------------------------       ------------------------------------
Name: Joseph A. Bracken                 Name: David M. Spungen
Title: Treasurer                        Title: President


                                        HILLVIEW CAPITAL ADVISORS, LLC

                                        700 The Times Building
                                        Ardmore, Pennsylvania 19003

Attest:


By: /s/ Joseph A. Bracken               By: /s/ David M. Spungen
    ---------------------------------       ------------------------------------
Name: Joseph A. Bracken                 Name: David M. Spungen
Title: Chief Operating Officer          Title: Chief Executive Officer


                                        CENTURY CAPITAL MANAGEMENT LLC

                                        100 Federal Street, 29th Floor
                                        Boston, MA 02110

Attest:


By: /s/ Steve Alfano                    By: /s/ Davis Fulkerson
    ---------------------------------       ------------------------------------
Name: Steve Alfano                      Name: Davis Fulkerson
Title: Chief Compliance Officer         Title: Managing Partner

                                   SCHEDULE A

                                SUB-ADVISORY FEES

     This Schedule A contains the sub-advisory fee information required by
Section 7 of the Sub-Advisory Contract among Hillview Investment Trust II ("Trust"), Hillview Capital Advisors, LLC ("Adviser") and Century Capital Management LLC ("Sub-Adviser") relating to the Alpha Fund series ("Fund") of the Trust.

Fee Schedule. Fees payable to the Sub-Adviser pursuant to this Contract shall be payable within ten days after receipt by the Trust of the Sub-Adviser's bill after the end of each calendar quarter for services rendered during the prior quarter (or billing period, if less than a calendar quarter). The fees are calculated as of the close of trading on the last business day of the calendar quarter by applying the applicable fee rate to the average daily assets of the Fund allocated to the Sub-Adviser for that period. For purposes of calculating the fee, the value of the Fund's assets shall be determined in the same manner as that which the Fund uses to determine the net asset value of its shares. The applicable annualized fee rate shall be 0.96% on the portion of the Fund's assets allocated to the Sub-Adviser.